Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CROWN FINANCIAL GROUP, INC.,

CROWN FINANCIAL HOLDINGS, INC.

AND

CFGI MERGER SUB, INC.

DATED AS OF JANUARY 11, 2005

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of January 11, 2005, by and among Crown Financial Group, Inc., a New Jersey corporation (the “Company”), Crown Financial Holding, Inc., a New Jersey corporation (“Holding”), a direct, wholly owned subsidiary of the Company, and CFGI Merger Sub, Inc., a New Jersey corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holding.

PRELIMINARY STATEMENTS

1. The Company’s authorized capital stock consists of (i) 25,000,000 shares of common stock, par value one cent ($0.01) per share (the “Company Common Stock”), of which, as of January 10, 2005, 18,463,902 shares were issued and outstanding and 50,000 shares were held in the Company’s treasury; and (ii) 200,000 shares of preferred stock, par value one cent ($0.01) per share (the “Company Preferred Stock”), of which, as of January 10, 2005, no shares were issued and outstanding and no shares were held in the Company’s treasury.

2. As of the date hereof, Holding’s authorized capital stock consists of (i) 25,000,000 shares of common stock, par value one cent ($0.01) per share (the “Holding Common Stock”), of which 1,000 shares are issued and outstanding and owned by the Company and no shares are held in treasury, and (ii) 200,000 shares of preferred stock, par value one cent ($0.01) per share (the “Holding Preferred Stock”), none of which are outstanding.

3. As of the date hereof, Merger Sub has an authorized capital stock consisting of 1,000 shares of common stock, par value one cent ($0.01) per share (the “Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding on the date hereof and owned by Holding.

4. The designations, preferences, limitations and rights of the Holding Common Stock and the Holding Preferred Stock are the same as those of the Company Common Stock and Company Preferred Stock, respectively.

5. The Certificate of Incorporation of Holding (the “Holding Charter”) and the Bylaws of Holding (the “Holding Bylaws”) in effect immediately after the Effective Date (as hereinafter defined) will contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company, as further amended (the “Company Charter”) and Bylaws of the Company, as amended (the “Company Bylaws”) in effect immediately before the Effective Date [other than as required or permitted by Section 10-3(6) of the New Jersey Business Corporation Act (the “NJBCA”)].

6. The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holding as of the Effective Date.

7. Holding has agreed to assume all outstanding Company options and warrants, pursuant to the terms of such securities.

8. Holding and Merger Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

9. The Company desires to create a new holding company structure by merging Merger Sub with and into the Company, with (a) the Company continuing as the surviving corporation of such merger and (b) each outstanding share (or any fraction thereof) of Company Common Stock and Company Preferred Stock being converted in such merger into a like number of shares of Holding Common Stock and Holding Preferred Stock, all in accordance with the terms of this Agreement (the “Merger”).

10. The boards of directors of Holding, Merger Sub and the Company, the Company, in its capacity as the sole stockholder of Holding, and Holding, in its capacity as the sole stockholder of Merger Sub, have approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

11. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holding and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 THE MERGER. In accordance with Section 10-3(6) of the NJBCA and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall, at the Effective Date, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Date, the effects of the Merger shall be as provided in Section 10-6 of the NJBCA.

SECTION 1.2 EFFECTIVE DATE. As soon as practicable on or after the date hereof, the parties shall file all necessary documents, in accordance with the relevant provisions of the NJBCA, with the Secretary of State of the State of New Jersey and shall make all other filings or recordings required under the NJBCA to effectuate the Merger. The Merger shall become effective as of 4:01 p.m. Eastern Daylight Time on January 10, 2005 (such date and time being referred to herein as the “Effective Date”).

SECTION 1.3 CERTIFICATE OF INCORPORATION. From and after the Effective Date, the Company’s Charter, as in effect immediately prior to the Effective Date, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation’s Charter”) until thereafter amended as provided therein or by the NJBCA, except as follows:

A new Article Thirteen shall be added thereto which shall be and read in its entirety as follows:

“Any act or transaction by or involving the Corporation that requires for its adoption under the New Jersey Business Corporation Act (“NJBCA”) or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 10-3(6) of the NJBCA, require, in addition, the approval of the stockholders of Crown Financial Holdings, Inc., a New Jersey corporation, or any successor thereto by merger, by the same vote that is required by the NJBCA or this Amended and Restated Certificate of Incorporation, as the case may be.”

SECTION 1.4 BYLAWS. From and after the Effective Date, the Company Bylaws, as in effect immediately prior to the Effective Date, shall constitute the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

SECTION 1.5 DIRECTORS. The directors of the Company in office immediately prior to the Effective Date shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Date until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Charter and Bylaws, or as otherwise provided by law.

SECTION 1.6 ADDITIONAL ACTIONS. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful actions which may be necessary or appropriate in order to effectuate the Merger, which shall include executing and delivering an Assumption Agreement (as hereinafter defined), effective upon the Merger, in such form as the Company and Holding determine to be appropriate to evidence the Company’s assignment to and Holding’s assumption of such rights, interests, obligations and liabilities as the Company and Holding determine to be appropriate.

SECTION 1.7 CONVERSION OF SECURITIES. At the Effective Date, by virtue of the Merger and without any action on the part of Holding, Merger Sub, the Company or the holder of any of the following securities:

(a) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock (or fraction of a share of Company Common Stock) issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Holding Common Stock.

(b) CONVERSION OF COMPANY PREFERRED STOCK. Each share of Company Preferred Stock (or fraction of a share of Company Preferred Stock) issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Holding Preferred Stock.

(c) CONVERSION OF CAPITAL STOCK OF MERGER SUB. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value one cent ($0.01) per share, of the Surviving Corporation.

(d) CANCELLATION OF CAPITAL STOCK OF HOLDING. Each share of Holding Common Stock that is owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

(e) RIGHTS OF CERTIFICATE HOLDERS. From and after the Effective Date, holders of certificates formerly evidencing Company Common Stock and Company Preferred Stock shall cease to have any rights as stockholders of the Company, except as provided by law; except, however, that such holders shall have the rights set forth in Section 1.8 herein.

SECTION 1.8 NO SURRENDER OF CERTIFICATES. Until thereafter surrendered for transfer or exchange, each outstanding stock certificate that, immediately prior to the Effective Date, evidenced Company Common Stock or Company Preferred Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Holding Common Stock and Holding Preferred Stock, respectively, into which such shares of Company Common Stock or Company Preferred Stock, respectively, were converted pursuant to the provisions of Section 1.7(a) and (b) herein.

ARTICLE II

ACTIONS TO BE TAKEN IN

CONNECTION WITH THE MERGER

SECTION 2.1 ASSUMPTION OF STOCK INCENTIVE PLAN; ASSUMPTION OF WARRANTS; ASSUMPTION OF REGISTRATION STATEMENT. Holding will, from and after the Effective Date, assume and agree to perform all obligations of the Company pursuant to the Company’s: (a) the 1993 Employees Stock Option Plan; (b) the 2000 Stock Option Plan; (c) the 2003 Equity Incentive Plan (collectively, the “Stock Plans”); (d) the Company’s sole outstanding warrant agreement set forth on Schedule 2.1 (the “Warrant”), and (e) Form S-3, Registration Number 333-33132. As of the Effective Date, each option to purchase a share of Company Common Stock which has been granted and is then outstanding and unexercised under the Stock Plans (“Existing Stock Option”) shall be converted into an option to purchase one share of Holding Common Stock at the same exercise price, for the same period and subject to substantially the same terms and conditions including any stockholder approval which may be required with respect to the Stock Plans applicable to the relevant Existing Stock Option (“Substitute Option”); provided, however, that after the Effective Date no exercise shall occur unless and until the holder of the Existing Option shall have executed and delivered to Holding an instrument in such form as Holding may prescribe to evidence his or her acceptance of the terms and conditions of the Substitute Option. As of the Effective Date, each Warrant which has been granted and is then outstanding and unexercised shall be converted into a warrant to purchase one share of Holding Common Stock at the same exercise price, for the same period and subject to substantially the same terms and conditions applicable to the relevant Warrant (“Substitute Warrant”); provided, however, that after the Effective Date no exercise shall occur unless and until the holder of the Existing Warrant shall have executed and delivered to Holding an instrument in such form as Holding may prescribe to evidence his or her acceptance of the terms and conditions of the Substitute Warrant.

SECTION 2.2 RESERVATION OF SHARES. On or prior to the Effective Date, Holding shall reserve the same number of authorized but unissued shares of Holding Common Stock as the Company is reserving as of the Effective Date in connection with the issuance of Holding Common Stock upon the exercise of options payable and outstanding under the Stock Incentive Plan, as assumed by Holdings, as well as the Warrants.

ARTICLE III

CONDITIONS OF MERGER

SECTION 3.1 CONDITIONS PRECEDENT. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

(a) Prior to the Effective Date the board of directors of the Company shall have determined, based on the opinion of Dilworth Paxson LLP, special tax counsel to the Company, in form and substance satisfactory to the Company, that, for United States federal income tax purposes, no gain or loss will be recognized by the stockholders of the Company

(b) Prior to the Effective Date, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE IV

COVENANTS

SECTION 4.1 ELECTION OF DIRECTORS. The Company, in its capacity as the sole stockholder of Holding, shall elect each person who is then a member of the board of directors of the Company as a director of Holding (and to be the only directors of Holding), each of whom shall serve until the next annual meeting of shareholders of Holding and until his successor shall have been elected and qualified or until such director’s early resignation or removal.

SECTION 4.2 STOCK INCENTIVE PLAN. The Company and Holding shall take or cause to be taken all actions necessary or desirable in order for Holding to assume the Stock Plans.

ARTICLE V

TERMINATION AND AMENDMENT

SECTION 5.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Date by action of the board of directors of the Company, Holding, or Merger Sub if it is determined that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holding, or Merger Sub nor their respective stockholders, directors or officers shall have any liability or rights with respect to such termination and abandonment.

SECTION 5.2 AMENDMENTS. This Agreement may be supplemented, amended or modified by the mutual consent of the boards of directors of the parties to this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

SECTION 6.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 6.3 ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

IN WITNESS WHEREOF, Holding, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by the respective officers thereunto duly authorized.

CROWN FINANCIAL GROUP, INC.		CROWN FINANCIAL HOLDINGS, INC.

By:	/s/ Robert S. Thornton	By:	/s/ Robert S. Thornton
Name:	Robert S. Thornton	Name:	Robert S. Thornton
Title:	Senior Vice President,	Title:	Senior Vice President
	Chief Financial Officer		Chief Financial Officer

CFGI MERGER SUB, INC.

By:	/s/ Robert S. Thornton
Name:	Robert S. Thornton
Title:	President

Schedule 2.1

Warrant No. W-1 dated November 21, 2003 for the issuance of 5,000 shares of Company common stock at an exercise price of $5.00 per share expiring November 20, 2006.